EXHIBIT 10.1

Owner:

Three-A SAC Self-Storage Limited Partnership

By: Three-A SAC Self-Storage GP Corporation

By: ______________________

Mark V. Shoen, President

Manager:

U-Haul Co. of New Jersey, Inc.

By: ______________________

Secretary

U-Haul Co. of Oklahoma, Inc.

By: ______________________

Secretary

U-Haul Co. of California, Inc.

By: ______________________

Secretary

U-Haul Co. of Massachusetts and Ohio, Inc.

By: ______________________

Secretary

U-Haul Co. of Florida, Inc.

By: ______________________

Secretary

10

U-Haul Co. of Texas, Inc.

By: ______________________

Secretary

U-Haul Co. of Virginia, Inc.

By: ______________________

Secretary

U-Haul Co. of New York Inc.,

By: ______________________

Secretary

U-Haul Co. of Illinois, Inc.

By: ______________________

Secretary

11

Exhibit A

883087	U-HAUL STORAGE ROUTE 9	Toms River	NJ
883013	U-HAUL STORAGE HEFNER	Oklahoma City	OK
883054	U-HAUL STORAGE N ROYALTON	North Royalton	OH
883097	U-HAUL STORAGE ORANGETHORPE	Fullerton	CA
883092	U-HAUL STORAGE AYER	Ayer	MA
883032	U-HAUL STORAGE EUSTIS	Eustis	FL
883041	U-HAUL STORAGE SWANSEA	Swansea	MA
737044	U-HAUL CENTER RESEARCH BLVD	Austin	TX
883036	U-HAUL STORAGE SEMINOLE	Seminole	FL
883062	U-HAUL STORAGE BUTLER STREET	Chesapeake	VA
883022	U-HAUL STORAGE HARRY HINES BLV	Dallas	TX
884009	U-HAUL STORAGE HUDSON	Hudson	FL
883067	U-HAUL STORAGE KINGSTON	Kingston	NY
883004	U-HAUL STORAGE ALTA MESA	Fort Worth	TX
883027	U-HAUL STORAGE STRATFORD SQ	Hanover Park	IL
883074	U-HAUL STORAGE ROUTE 2	Leominster	MA
	Totals		

12

Owner:

Three-B SAC Self-Storage Limited Partnership

By: Three-B SAC Self-Storage GP Corporation

By: ______________________

Mark V. Shoen, President

Manager:

U-Haul Co. of New Jersey, Inc.

By: ______________________

Secretary

U-Haul Co. of Oklahoma, Inc.

By: ______________________

Secretary

U-Haul Co. of California, Inc.

By: ______________________

Secretary

U-Haul Co. of Massachusetts and Ohio, Inc.

By: ______________________

Secretary

U-Haul Co. of Florida, Inc.

By: ______________________

Secretary

10

U-Haul Co. of Texas, Inc.

By: ______________________

Secretary

U-Haul Co. of Virginia, Inc.

By: ______________________

Secretary

U-Haul Co. of Tennessee, Inc,

By: ______________________

Secretary

U-Haul Co. of Illinois, Inc.

By: ______________________

Secretary

U-Haul Co. of Alabama, Inc.

By: ______________________

Secretary

U-Haul Co. of Georgia, Inc.

By: ______________________

Secretary

U-Haul Co. of Maryland, Inc.

By: ______________________

Secretary

11

Exhibit A

883042	U-HAUL STORAGE HANOVER	Hanover	MA
883037	U-HAUL STORAGE OF PARK STREET	Saint Petersburg	FL
883006	U-HAUL STORAGE STATE STREET	Santa Barbara	CA
883088	U-HAUL STORAGE CLEMENTON	Clementon	NJ
883033	U-HAUL STORAGE ORANGE CITY	Debary	FL
883047	U-HAUL STORAGE SALEM TURNPIKE	Roanoke	VA
883063	U-HAUL STORAGE APPLE VALLEY	Clinton	MA
739024	U-HAUL HOFFMAN ESTATES	Hoffman Estates	IL
883055	U-HAUL STORAGE BEAVERCREEK	Beavercreek	OH
883068	U-HAUL STORAGE 103RD STREET	Jacksonville	FL
883059	U-HAUL STG WILMA RUDOLPH BLVD	Clarksville	TN
883014	U-HAUL STORAGE LINCOLN	Oklahoma City	OK
883076	U-HAUL STORAGE NEW PORT RICHEY	New Port Richey	FL
884001	U-HAUL STORAGE SPARKMAN DRIVE	Huntsville	AL
883029	U-HAUL STORAGE CLARKSTON	Clarkston	GA
883023	U-HAUL STORAGE PFLUGERVILLE	Pflugerville	TX
883093	U-HAUL STORAGE GAITHERSBURG	Gaithersburg	MD

12

Owner:

Three-C SAC Self-Storage Limited Partnership

By: Three-C SAC Self-Storage GP Corporation

By: ______________________

Mark V. Shoen, President

Manager:

U-Haul Co. of New Jersey, Inc.

By: ______________________

Secretary

U-Haul Co. of Oklahoma, Inc.

By: ______________________

Secretary

U-Haul Co. of California, Inc.

By: ______________________

Secretary

U-Haul Co. of Massachusetts and Ohio, Inc.

By: ______________________

Secretary

U-Haul Co. of Florida, Inc.

By: ______________________

Secretary

10

U-Haul Co. of Texas, Inc.

By: ______________________

Secretary

U-Haul Co. of Nevada, Inc.

By: ______________________

Secretary

U-Haul Co. of Mississippi, Inc.

By: ______________________

Secretary

U-Haul Co. of New York, Inc,

By: ______________________

Secretary

U-Haul Co. of Arizona, Inc.

By: ______________________

Secretary

U-Haul Co. of Maine, Inc.

By: ______________________

Secretary

U-Haul Co. of Georgia, Inc.

By: ______________________

Secretary

U-Haul Co. of Maryland, Inc.

By: ______________________

Secretary

11

Exhibit A

883045	U-HAUL STORAGE HIGHTSTOWN	Hightstown	NJ
883007	U-HAUL STORAGE SPRING VALLEY	Spring Valley	CA
883072	U-HAUL STORAGE MAYPORT ROAD	Atlantic Beach	FL
883089	U-HAUL STORAGE SAINT AUGUSTINE	Saint Augustine	FL
883065	U-HAUL STORAGE EL CAMINO AVE	Sacramento East	CA
883084	U-HAUL STORAGE SOUTH TAMPA	Tampa	FL
883056	U-HAUL STORAGE BYRNE ROAD	Toledo	OH
837023	U-HAUL CENTER MALDEN	Malden	MA
883034	U-HAUL STORAGE NEW SMYRNA	New Smyrna Beach	FL
883015	U-HAUL STORAGE BETHANY	Oklahoma City	OK
883038	U-HAUL STORAGE BRUNSWICK	Brunswick	ME
883049	U-HAUL STORAGE GRANT ROAD BLVD	Tucson	AZ
883043	U-HAUL STORAGE CHEEKTOWAGA	Cheektowaga	NY
883060	U-HAUL STORAGE NAFB	Las Vegas	NV
884004	U-HAUL STORAGE MARIETTA	Marietta	GA
883030	U-HAUL STORAGE CLARKSTON	Clarkston	GA
883094	U-HAUL STORAGE TX CENTRAL PKWY	Waco	TX
883025	U-HAUL STORAGE GIBRALTAR	Jackson	MS

12

Owner:

Three-D SAC Self-Storage Limited Partnership

By: Three-D SAC Self-Storage GP Corporation

By: ______________________

Mark V. Shoen, President

Manager:

U-Haul Co. of California, Inc.

By: ______________________

Secretary

U-Haul Co. of Massachusetts and Ohio, Inc.

By: ______________________

Secretary

U-Haul Co. of Florida, Inc.

By: ______________________

Secretary

10

U-Haul Co. of Texas, Inc.

By: ______________________

Secretary

U-Haul Co. of Mississippi, Inc.

By: ______________________

Secretary

U-Haul Co. of Wisconsin, Inc,

By: ______________________

Secretary

U-Haul Co. of New Hampshire, Inc.

By: ______________________

Secretary

U-Haul Co. of Washington, Inc.

By: ______________________

Secretary

U-Haul Co. of Georgia, Inc.

By: ______________________

Secretary

U-Haul Co. of Pennsylvania, Inc.

By: ______________________

Secretary

11

Exhibit A

882085	U-HAUL STORAGE OF SUNRISE	Sunrise	FL
883044	U-HAUL STORAGE COLMAR	Colmar	PA
883073	U-HAUL STG COUNTRY CLUB	Carrollton	TX
883095	U-HAUL STORAGE 47TH AV 7 HY 99	Sacramento West	CA
883021	U-HAUL STORAGE CEDAR RIDGE	Duncanville	TX
883061	U-HAUL STORAGE FERNDALE	Ferndale	WA
883031	U-HAUL STORAGE OCALA	Ocala	FL
883057	U-HAUL STORAGE FRANKLIN PARK	Toledo	OH
883053	U-HAUL STG WORTHINGTON GALENA	Columbus	OH
883039	U-HAUL STORAGE TILTON	Tilton	NH
883011	U-HAUL STORAGE KELLER LAKE	Maplewood	MS
883026	U-HAUL STG GRANVILLE STATION	Milwaukee	WI
883086	U-HAUL STORAGE SPRING HILL	Brooksville	FL
884007	U-HAUL STORAGE MOON LAKE	Hudson	FL
883058	U-HAUL STORAGE SOUTH LOOP 29	Temple	TX
883066	U-HAUL STORAGE RIVERDALE	College Park	GA
883035	U-HAUL STORAGE LONGWOOD	Longwood	FL
883090	U-HAUL STORAGE HOLYOKE	Holyoke	MA

12

EXHIBIT 10.2
             U-HAUL DEALERSHIP CONTRACT

THIS U-HAUL DEALERSHIP CONTRACT (this "AGREEMENT"), dated as of March 31, 2004 is between U-Haul Leasing & Sales Co., a Nevada corporation ("U-Haul"), and U-Haul Moving Partners, Inc., a Nevada corporation ("Dealer").
RECITALS

U-Haul and its affiliates are in the do-it-yourself moving business of renting trucks, trailers and support rental equipment (the "Equipment"). U- Haul offers the Equipment, in part, through a network of independent dealers that generally operate independent businesses. Such dealers act as agents of U-Haul for purposes of renting the Equipment. Dealer owns the leasehold estate at the sites identified hereafter (collectively, the "Dealer Location"). Dealer desires to become a U-Haul dealer and further desires to benefit from the programs generally offered by U-Haul to dealers, on the terms and conditions set forth herein.

AGREEMENT

1.  Dealership. U-Haul hereby appoints Dealer as an agent for renting the Equipment for and on behalf of U-Haul. Dealer acknowledges that the Equipment is consigned, and title to the Equipment shall remain in U-Haul and/or its affiliates or equipment lessors, as applicable, at all times. Dealer agrees to conduct the U-Haul dealership only at the Dealer Location.

2.  Commissions. U-Haul shall pay to Dealer commissions (the "Commissions") on the gross revenue from the rental of the Equipment (the "Commissionable Fees"). Commissionable Fees do not include revenue from the collection of sales tax, deposits, distribution fees, Canadian duty fees, "SAFEMOVE" fees, "SAFETOW" fees, collection or credit fees. The Commissions shall be based on the following schedule.

EQUIPMENT           COMMISSION PERCENTAGES
1.  Trailers and standard rental equipment      40% (30% for ONE-WAY RENTALS)
   (except auto transports, tow dollies and motor vehicles)
2.  Motor Vehicles          27%
3.  Auto transports and tow dollies       30%

All gross revenue from the rental of Equipment (the "Gross Revenue") shall be remitted to U-Haul on a regular basis, as agreed by U-Haul and Dealer. Dealer shall be deemed a "AAA dealer", meaning that Dealer shall rent trailers and be open for business seven days per week. In exchange therefor, U-Haul shall pay to Dealer an additional commission incentive, over and above the commission percentages set forth above, of 5% of the gross revenue from the rental of the equipment.

3.  Commission Incentive Requirements. Dealer shall regularly provide to U-Haul an accurate report of the Dealer's rental transactions and a current inventory of the Equipment (collectively such reports, the "Monday Report") even if no rental transactions have occurred during such week. Dealer shall include with the Monday Report the Dealer's check or money order (and, for customer credit card transactions, the credit card transaction documentation) for all gross revenue from all rental transactions and pre-paid reservation deposits for the prior seven days; or such payments shall be effected by intercompany adjustments, as agreed by Dealer and U-Haul. Dealer must comply with the then-practiced reservation management policies, procedures and rates including but not limited to notifying U-Haul reservation management daily of all dispatches, receives and paid reservations, honoring all referral and remote rental requests, sharing equipment and complying with the EZ-FUEL policy program and the Meaningful Assurance program.

  4.  U-Haul Obligations to Dealer:

    a.   Equipment, Supplies, Training, Advances, Telephone and Yellow Pages. U-Haul shall make available Equipment, supplies, basic signage, instructions, promotional and sales material, and necessary training and instructions for operating a U-Haul dealership. U-Haul shall determine, in its sole discretion, the amount and kind of Equipment, supplies and instructions for the Dealer Location. U-Haul shall, subject to Dealer's obligations hereunder, install a U-Haul dedicated telephone line and establish such listings in the Yellow Pages directory or directories selected by U-Haul in its sole discretion; provided, however, the cost of such Yellow Pages listings shall be the responsibility of Dealer. U-Haul in its sole-discretion shall refer to Dealer, from time to time, customer reservations that result from the U-Haul 1-800 telephone number or uhaul.com.

     b.  Hold Harmless. U-Haul shall hold Dealer harmless from any and all liability incurred by Dealer solely in its capacity as a U-Haul dealer for property damage or personal injury to third parties involving the Equipment and shall indemnify, hold harmless and defend Dealer against any claims, actions or suits arising against Dealer solely in its capacity as a U-Haul dealer. This indemnification shall be effective only if the Equipment is being rented or used under a valid U-Haul Rental Contract, if Dealer has complied with U-Haul hookup procedures and other instructions, if Dealer has collected the applicable rental and other fees prior to dispatching the Equipment, if Dealer has performed the U-Haul receiving and dispatching procedures, and if Dealer has issued the appropriate User's Guide, U-Haul Rental Contract and applicable addenda. This indemnification shall not apply to the negligence or misconduct of Dealer, its employees, agents, affiliates, subsidiaries or representatives, or if Dealer rents the Equipment to itself or to any of its employees, agents, related entities or representatives of any kind.

     c.  Risk of Loss. U-Haul shall assume all responsibility for loss due to theft, vandalism or damage of the Equipment while in the custody of Dealer; provided, however, that Dealer and its agents shall use reasonable care to preserve the Equipment and all other U-Haul property in its custody.

    d.  Limited License, U-Haul grants to Dealer a non-exclusive and non-assignable limited license to use the trademark and brand name "U-HAUL" and other trademarks, service marks, brand names and trade dress (herein the "U-Haul Marks") as well as certain copyrighted materials in connection with the dealership, the terms of this Agreement and in accordance with U-Haul policies. The Dealer shall not use the U-Haul Marks or any "U-HAUL" logo or copyrighted materials in any promotion, telephone listing, domain name, internet or other computer site, or otherwise without the prior and specific written consent of U-Haul. Except as specifically provided by the terms of this Agreement, no right, property, license, permission or interest of any kind in or to the U-Haul Marks or certain copyrighted materials is or is intended to be given or transferred to or acquired by Dealer. Dealer shall in no way contest or deny the validity of, or the use, right or title of U-Haul, in or to the U-Haul Marks and certain copyrighted materials, and shall not encourage or assist others directly or indirectly to do so. Dealer shall not utilize the U-Haul Marks or certain copyrighted materials in any manner that would diminish their value or harm the reputation of U-Haul. This limited license shall terminate immediately upon termination of this Agreement, and dealer agrees to pay to U-Haul all benefits Dealer may receive from the U-Haul Marks and copyrighted materials thereafter. Upon termination of this Dealership Contract, dealer immediately shall discontinue all use of the U-Haul Marks and certain copyrighted material and surrender to U-Haul all U-Haul equipment, signs, documents as well as any other materials bearing the U-Haul Marks, and make no further use of any signs, graphics and materials.

    e.  Quick Claim Settlement Commissions. U-Haul shall pay Dealer (monthly with Commissions) an amount equal to 35% of the total amount collected by Dealer from customers pursuant to the Quick Claim Settlement procedures ("QCS") as in effect from time to time.

  5.   Dealer Obligations to U-Haul:

    a.  Equipment Promotion and Instruction Compliance. Dealer shall effectively promote all Equipment rentals at the Dealer Location including, but not limited to, properly cleaning and displaying the Equipment. Dealer shall (i) read and comply with all U-Haul maintenance and hookup procedures, U-Haul manuals, decals, bulletins, User's Guides and programs, and cause all personnel employed at the Dealer Location to be properly trained and to comply with all U-Haul instructions and procedures: (ii) cause the appropriate U-Haul Rental Contract and addenda to be properly completed, signed by the customer, and delivered to the customer; (iii) collect all rental fees prior to dispatching the Equipment arid issue the appropriate User's Guide; (iv) instruct each customer in the proper use and operation of the Equipment as outlined by the User's Guide; (v) attach or hook up the Equipment on or to the customer’s vehicle in a safe and workmanlike manner, and in accordance with U-Haul written procedures; arid (vi) comply with all terms, procedures and programs set forth in the U-Haul Dealer Operations Manual, including but not limited to prominently displaying the Equipment, distributing the Equipment, notifying reservation management, sharing equipment, following Meaningful Assurance procedures, dispatching and receiving the Equipment, honoring customer referrals issued by U-Haul, scheduling the

Equipment using the scheduling log, performing authorized safety certifications, completing Equipment Damage Reports (EDR), using QCS procedures, and inspecting for the use of and charging the customer for used, damaged and lost dollies and pads. Dealer shall perform receiving and dispatching procedures as explained by U-Haul, on each and every item of the Equipment upon receipt and dispatch of the Equipment, including but not limited to completing all relevant inspections, inquiries and paperwork, checking and correcting the tire pressure, fluid levels, non-functioning lights, cleanliness, and visible damage. Dealer shall perform repair work designated as "Minor Maintenance" (as set forth in the Dealer Operations Manual on the Equipment). All parts needed for such repair shall be furnished by or paid for by U-Haul. Dealer shall report to U-Haul, within 24 hours, all damaged Equipment, Equipment requiring maintenance or repair, and missing Equipment.

b.  Telephone and Yellow Pages. Dealer shall be eligible for inclusion in Yellow Pages display advertising, at the sole discretion of U-Haul, contingent upon Dealer obtaining and maintaining AAA status. Dealer also shall pay, via a deduction from Commissions, the amount of $5 for each one way rental above $56 that is the result of a reservation made through the U-Haul 1-800 telephone number or uhaul.com.

c.  Record Keeping. Dealer shall account for all odometer mileage accumulated on the Equipment, if relevant, while in Dealer's possession and allow U-Haul to deduct from Dealer's commission $1 per mile for any mileage not properly accounted for on a valid rental contract. Dealer shall also allow U-Haul to deduct $100 for any missing rental contract or reservation deposit receipt and to deduct the face value of any unreported contract. Dealer also agrees to account for all rental contract books and reservation deposit receipt books issued to Dealer. Dealer shall permit U-Haul representatives to enter Dealer's premises at any reasonable time to inspect or remove U-Haul accounting records, equipment, supplies, electronic reporting and computer equipment, and other U-Haul property. Dealer shall properly maintain all U-Haul accounting records, contracts, equipment, supplies and other property in Dealer's custody. Rental contracts and nightly closings are to be kept for three (3) years. Dealer shall immediately return all such U-Haul property to U-Haul upon request.

d.  Equipment Revenue; Taxes; Credit Card Fees. Dealer agrees to collect all Gross Revenue from the rental of the Equipment in Dealer's capacity as agent and fiduciary for U-Haul and that title and ownership of such funds are vested at all times-in U-Haul. Dealer shall collect from the customer any sales or use tax applicable to the rental of the Equipment, and report and remit such taxes to U-Haul as appropriate, unless otherwise required by law. Dealer shall indemnify U-Haul for any liability incurred as a result of the breach of this provision. Dealer shall be responsible for and shall pay all credit card fees on account of customer credit card transactions.

e.  Location and Transferability. Dealer agrees that any change in the Dealer Location shall require prior written notice to and prior written approval by U-Haul. Dealer further agrees that it will give thirty (30) days written notice of any intended sale or transfer of ownership of the business located at the Dealer Location. The dealership and this Agreement are not transferable without the prior written consent of U-Haul.

f.  Goodwill. Dealer acknowledges that any goodwill which may accrue as a result of Dealer acting as an agent of U-Haul shall be for the benefit of U-Haul. Dealer further agrees that any goodwill or other value that may arise from Dealer's use of the U-Haul name or U-Haul intellectual property will belong exclusively to U-Haul.

      g.  Proprietary and Confidential Information. For the specific purposes of this Agreement, U-Haul will disclose to Dealer certain U-Haul proprietary information, documents and materials that may include, but not be limited to, the Dealer Operations Manual, scheduling logs, sales practices, financial information, marketing strategies, day-to-day business operations, capabilities, systems and technologies. Dealer acknowledges and agrees that all such information, documents and materials shall be confidential and shall, at all times, remain confidential. Furthermore, Dealer agrees that it shall not, at any time, during or after the termination of this Agreement, directly or indirectly, reveal, disseminate or disclose, in any manner, any such information, documents or materials, to any person, firm, corporation or other entity of any kind, unless such disclosure is to a U-Haul related entity or such disclosure is expressly authorized in writing by U-Haul. Dealer further acknowledges and agrees that any breach of this provision shall cause U-Haul irreparable harm and that U-Haul shall be without any adequate remedy at law. Accordingly, U-Haul shall be entitled to seek and obtain specific enforcement, injunctive relief or other equitable remedy, with respect to this provision. In the event any part of this paragraph is determined to be unenforceable by a court of competent jurisdiction, the remainder of this confidentiality covenant shall be construed to be enforceable by such court to the greatest extent possible.

     h.  Compliance with Laws. Dealer shall operate the U-Haul dealership in compliance with all applicable laws.

      i.  Agency Relationship. Dealer represents warrants and agrees that the dealership created under this Agreement is an agency relationship and shall not under any circumstances constitute a franchise under any law. Dealer hereby disclaims and waives any rights that may arise under such franchise laws and agrees not to assert any rights based on franchise law.

  6.  Termination. This Agreement shall be for a term of twenty (20) years. Within ninety (90) days after the termination of this Agreement, U-Haul shall render a final account of the dealership and each party shall promptly remit any sums due to the other party.

  7.  Miscellaneous In the event suit or action is instituted under this Agreement, the non-prevailing party agrees to pay to the party substantially prevailing therein, in addition to the costs allowed by statute, reasonable attorneys' fees, and to pay all costs of collecting or attempting to collect any sums due. This Agreement may be assigned by U-Haul to any affiliated U-Haul Company upon written notice to Dealer. U-Haul shall have the right to establish a truck sales operation at the Dealers Location for the disposal of U-Haul trucks from its rental fleet in the ordinary course of U-Haul's business; provided, however, that in so doing, U-Haul shall comply in all material respects with all statutes, laws, rules, regulations, ordinances as are applicable. This Agreement may not be assigned by Dealer, except in connection with any lease and/or financing with respect to the Dealer Location. No amendment of this Agreement, or waiver of any of its provisions, shall be binding upon either party hereto unless the same be agreed to in writing by duly authorized representatives of U-Haul and Dealer, as applicable. All written notices to be provided hereunder shall be sent by mail to the business office addresses of the parties identified at the end of this Agreement. Each provision of this Agreement is severable. If any provision herein is unenforceable for any reason whatsoever, and such unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts shall be valid and enforceable. The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. This Agreement supersedes any and all prior discussions and agreements between the parties (including any previously execute Dealership Contract) and this Agreement to the extent set forth herein contains the sole, final and complete expression and understanding among the parties hereto with respect to the transactions contemplated hereby. No person other than the parties hereto shall have any rights or claims under this Agreement. The parties agree that adequate consideration has been given for this Agreement. Dealer further acknowledges that U-Haul is engaged in additional programs related to the do-it-yourself moving business in which Dealer may be invited to Participate, from time to time, and that Dealer may be required to provide additional consideration for the opportunity to participate in such programs.

IN WITNESS WHEREOF, the undersigned execute this Agreement as of the date set forth above.

                   U-HAUL:

                   U-Haul Leasing & Sales Co.

                   By: ________________________________
                   Its: ________________________________

                   DEALER:

                   U-Haul Moving Partners, Inc.

                   By: ________________________________
                   Its: _________________________________

EXHIBIT 10.3
PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is entered into as of March 31, 2004 among Mercury Partners, LP, a Nevada limited partnership ("Tenant"), Mercury 99, LLC, a Nevada limited liability company ("Parent"), each of Tenant and Parent having an address at 3425 Meridian Lane, Reno, NV 89509, and U-Haul Self-Storage Management (WPC), Inc. ("Manager"), having an address at 2727 North Central Avenue, Phoenix, AZ 85004.
RECITALS

A. Pursuant to a Lease Agreement (the "Lease") dated as of the date hereof between UH Storage (DE) Limited Partnership, a Delaware limited partnership ("Lessor") and Tenant, Tenant is a lessee of the real property and self-storage related improvements thereon located at the 78 street addresses identified on Exhibit A hereto (hereinafter each and collectively as the context may require, the "Property").
B. Tenant intends that the Property be rented on a space-by-space (i.e. each self-storage unit) retail basis to corporations, partnerships, individuals and/or other entities for use as self-storage facilities.
C. Tenant desires that Manager manage the Property and Manager desires to act as the property manager for the Property, all in accordance with the terms and conditions of this Agreement.
D.   Parent owns, directly or indirectly, all of the limited partner interests of Tenant.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows.

1. Employment.

(a) Tenant hereby retains Manager, and Manager agrees to act as manager of the Property upon the terms and conditions hereinafter set forth.
(b) Tenant acknowledges that Manager, and/or Manager affiliates, is in the business of managing self-storage facilities and businesses conducted thereat, including, but not limited to, the sale of packing supplies and rental of trucks and equipment, both for its own account and for the account of others. It is hereby expressly agreed that notwithstanding this Agreement, Manager and such affiliates may continue to engage in such activities, may manage facilities other than those presently managed by Manager and its affiliates (whether or not such other facilities may be in direct or indirect competition with Tenant) and may in the future engage in other business which may compete directly or indirectly with activities of Tenant.
(c) In the performance of its duties under this Agreement, Manager shall occupy the position of an independent contractor with respect to Tenant. Nothing contained herein shall be construed as making the parties hereto (or any of them) partners or joint venturors, nor construed as making Manager an employee of Tenant.

2. Duties and Authority of Manager.

Subject to the terms and conditions of this Agreement:

(a) General Duties and Authority. Manager shall have the sole and exclusive duty and authority to fully manage the Property and supervise and direct the business and affairs associated or related to the daily operation thereof, to collect on behalf of Tenant all revenues related to the Property, to pay on behalf of Tenant all expenses of the Property (including payment of all rent and additional rent to Lessor) and to execute on behalf of Tenant such documents and instruments as, in the sole judgment of Manager, are reasonably necessary or advisable under the circumstances in order to fulfill Manager’s duties hereunder. Such duties and authority shall include, without limitation, those set forth below.
(b) Renting of the Property. Manager shall establish policies and procedures for the marketing activities for the Property, and shall advertise the Property through such media as Manager deems advisable, including, without limitation, advertising with the Yellow Pages. Manager’s marketing activities for the Property shall be consistent with the scope and quality implemented by Manager and its affiliates at any other properties managed by Manager or its affiliates. Manager shall have the sole discretion, which discretion shall be exercised in good faith, to establish the terms and conditions of occupancy by the tenants of the Property, and Manager is hereby authorized to enter into rental agreements on behalf and for the account of Tenant with such tenants and to collect rent from such tenants on behalf and for the account of Tenant. Manager may jointly advertise the Property with other properties owned or managed by Manager or its Affiliates, and in that event, Manager shall reasonably allocate the cost of such advertising among such properties.
(c) Repair, Maintenance and Improvements. Manager shall make, execute, supervise and have control over the making and executing of all decisions concerning the acquisition of furniture, fixtures and supplies for the Property, and may purchase, lease or otherwise acquire the same on behalf of Tenant. Manager shall make and execute, or supervise and have control over the making and executing of all decisions concerning the maintenance, repair, and landscaping of the Property, provided, however, that such maintenance, repair and landscaping shall be consistent with the maintenance, repair and landscaping implemented by Manager and its affiliates at any other properties managed by Manager or its affiliates. Manager shall, on behalf of Tenant, negotiate and contract for and supervise the installation of all capital improvements related to the Property; provided, however, that Manager agrees to secure the prior written approval of Tenant on all such expenditures in excess of the Threshold Amount (as that term is defined in the Lease) for any one item, except monthly or recurring operating charges and/or emergency repairs if in the opinion of Manager such emergency-related expenditures are necessary to protect the Property from damage or to maintain services to the tenants or self-storage licensees as called for in their respective leases or self-storage agreements.
(d) Personnel. Manager shall select all vendors, suppliers, contractors, subcontractors and employees with respect to the Property and shall hire, discharge and supervise all labor and employees required for the operation and maintenance of the Property. Any employees so hired shall be employees of Manager, and shall be carried on the payroll of Manager. Employees may include, but need not be limited to, on-site resident managers, on-site assistant managers, and relief managers located, rendering services, or performing activities on the Property in connection with its operation and management. The cost of employing such persons shall not exceed prevailing rates for comparable persons performing the same or similar services with respect to real estate similar to the Property in the general vicinity of each respective Property. Manager shall be responsible for all legal and insurance requirements relating to its employees.

(e) Service Agreements. Manager shall negotiate and execute on behalf of Tenant such agreements which Manager deems necessary or advisable for the furnishing of utilities, services, concessions and supplies, for the maintenance, repair and operation of the Property and such other agreements which may benefit the Property or be incidental to the matters for which Manager is responsible hereunder.
(f) Other Decisions. Manager shall make the decisions in connection with the day-to-day operations of the Property.
(g) Regulations and Permits. Manager shall comply in all respects with any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body, having jurisdiction over the Property (collectively, "Laws"), respecting the use of the Property or the maintenance or operation thereof, the non-compliance with which could reasonably be expected to have a material adverse effect on Tenant or any Property. Manager shall apply for and obtain and maintain, on behalf of Tenant, all licenses and permits required or advisable (in the reasonable judgment of Manager) in connection with the management and operation of the Property. Notwithstanding the foregoing, Manager shall be permitted to contest any Applicable Laws to the extent and pursuant to the same conditions that Tenant is permitted to contest any Laws under the Lease.
(h) Records and Reports of Disbursements and Collections. Manager shall establish, supervise, direct and maintain the operation of a system of record keeping and bookkeeping with respect to all receipts and disbursements in connection with the management and operation of the Property. The books, records and accounts shall be maintained at the Manager office or at Tenant's office, or at such other location as Manager and Tenant shall determine, and shall be available and open to examination and audit quarterly by Tenant, its representatives, and, subject to the terms of the Lease, any mortgagee of the Property, and such mortgagee's representative. On or before sixty (60) days after the close of each quarter, Manager shall cause to be prepared and delivered to Tenant a monthly statement on a per-Property basis, of receipts, expenses and charges, together with a statement, on a per-Property basis, of the disbursements made by Manager during such period on Tenant’s behalf.
(i) Collection. Manager shall be responsible for the billing and collection of all accounts receivable and for payment of all accounts payable with respect to the Property and shall be responsible for establishing policies and procedures to minimize the amount of bad debts.
(j) Legal Actions. Manager shall cause to be instituted, on behalf and in its name or in the name of Tenant as appropriate, any and all legal actions or proceedings Manager deems necessary or advisable to collect charges, rent or other income due to Tenant with respect to the Property and to oust or dispossess tenants or other persons unlawfully in possession under any lease, license, concession agreement or otherwise, and to collect damages for breach thereof or default thereunder by such tenant, licensee, concessionaire or occupant.
(k) Insurance. Manager shall obtain and maintain (or cause to be obtained and maintained) in full force and effect the insurance with respect to the Property and the operation of Tenant’s and Manager’s business operations thereat, and Manager's employees, as required by Paragraph 16 of the Lease and shall otherwise comply with the terms and provisions of Paragraph 16 of the Lease.

(l) Taxes. During the term of this Agreement, Manager shall pay on behalf of Tenant, prior to delinquency, all real estate taxes, personal property taxes, and all other taxes assessed to, or levied upon, the Property. If required by the holder of any note secured by the Property, Manager will set aside, from Tenant's funds, a reserve from each month’s rent and other income collected, in an amount required by said holder for purposes of payment of real property taxes.
(m) Limitations on Manager Authority. Notwithstanding anything to the contrary set forth in this Section 2, Manager shall not, without obtaining the prior written consent of Tenant, (i) rent storage space in the Property by written lease or agreement for a stated term in excess of one year unless such lease or agreement is terminable by the giving of not more than thirty (30) days written notice, (ii) alter the building or other structures of the Property in violation of the Lease; (iii) make any other agreements which exceed a term of one year and are not terminable on thirty day’s notice at the will of Tenant, without penalty, payment or surcharge; (iv) act in violation of any Law, or (v) violate any term or condition of the Lease.
(n) Shared Expenses. Tenant acknowledges that certain economies may be achieved with respect to certain expenses to be incurred by Manager on behalf of Tenant hereunder if materials, supplies, insurance or services are purchased by Manager in quantity for use not only in connection with Tenant’s business at the Property but in connection with Moving Tenant’s business at the property and in connection with other properties owned or managed by Manager or its affiliates. Manager shall have the right to purchase such materials, supplies, insurance and/or services in its own name and charge Tenant a pro rata allocable share of the cost of the foregoing; provided, however, that the pro rata cost of such purchase to Tenant shall not result in expenses that are either inconsistent with the expenses of other "U-Haul branded" locations in the general vicinity of the applicable Property or greater than would otherwise be incurred at competitive prices and terms available in the area where the Property is located; and provided further, Manager shall give Tenant access to records (at no cost to Tenant) so Tenant may review any such expenses incurred.
    (o) Deposit of Gross Revenues. All Gross Revenue (as defined in Section 4 hereof) shall be deposited into a lockbox bank account (the "Lockbox Account"), controlled by Lessor and/or Lessor’s mortgage lender, within three (3) days of receipt by Manager. To the extent that the Gross Revenue is deposited into a collection account maintained by Manager (or its parent company) for the benefit of multiple property owners or lessees (which deposits shall be made within two (2) days of receipt by Manager), Manager (or its parent company) shall reconcile such account daily and maintain such records as shall clearly identify each day the Gross Revenue derived from the Property and shall sweep the Gross Revenue derived from the Property into the Lockbox Account on a daily basis. Gross Revenue shall be applied in the following order: (i) first, to Rent (as that term is defined in the Lease) due under the Lease; (ii) second, to any other sums due Lessor under the Lease, including any reserves; and (iii) third to the reimbursement of expenses as required under Section 4 of this Agreement. Thereafter, any remaining Gross Revenue shall be owned by, and released from the Lockbox Account and remitted to, Tenant; and Tenant shall have the right to distribute such funds to Parent. Parent shall pay the management fees as required under Section 4 of this Agreement. Manager shall assure that the foregoing deposits, reconciliations and applications comply with the cash management requirements of the Lessor under the Lease or its mortgage lender under any Cash Management Agreement or similar instrument (a "CMA").

                             (p) Obligations under Lease and other Material Contracts. Manager shall take such actions as are necessary or appropriate under the circumstances to ensure that Tenant is in compliance with the terms of the Lease (including the Loan Documents referred to therein), the Occupancy Cooperation Agreement with Moving Tenant (defined below), the CMA, and any other material agreement relating to the Property to which Tenant is a party.
                             (q) Obligations notwithstanding other Tenancy at the Property. Manager shall perform all of its obligations under this Agreement in a professional manner consistent with the standards it employs at all of its managed locations notwithstanding the existence of another tenant ("Moving Tenant") in possession of a portion of the Property, and notwithstanding the fact that Moving Tenant is an affiliate of Manager or that Manager itself is a sub-tenant or sub-occupant of Moving Tenant.

3. Duties of Tenant.

Tenant shall cooperate with Manager in the performance of Manager’s duties under this Agreement and to that end, upon the request of Manager, to provide, at such rental charges, if any, as are deemed appropriate, reasonable office space for Manager employees on the premises of the Property (to the extent available) and to give Manager access to all files, books and records of Tenant relevant to the Property. Tenant shall not unreasonably withhold or delay any consent or authorization to Manager required or appropriate under this Agreement.

4. Compensation of Manager.

(a)  Reimbursement of Expenses. Manager shall be entitled to reimbursement, on a quarterly basis, for all out-of-pocket reasonable and customary expenses actually incurred by Manager in the discharge of its duties hereunder. Such reimbursement shall be the obligation of Tenant, whether or not Gross Revenues are sufficient to pay such amounts. If and to the extent Gross Revenue for any fiscal quarter shall be in excess of the amounts necessary to pay current expenses (after payment of all rent and additional rent obligations to Lessor), at Tenant’s option the Manager shall hold all or a portion of such excess in an interest-bearing escrow account to be applied at Tenant’s direction to cover future expenses. Any interest earned thereon shall be added to and treated as part of such account. Manager shall not seek or be entitled to reimbursement for any item properly chargeable to Moving Tenant.
(b)  Management Fee. Parent shall pay to Manager as the full amount due for the services herein provided a quarterly fee (the "Management Fee") which shall be four percent (4%) of the Property's trailing twelve month Gross Revenue divided by four (4) ("Base Fee"), plus an annual incentive fee (the "Incentive Fee") based upon the performance of the Property as set forth on Exhibit B hereto. For purposes of this Agreement, the term "Gross Revenue" shall mean all receipts (excluding security deposits unless and until Tenant recognizes the same as income) of Manager or Tenant (whether or not received by Manager on behalf or for the account of Tenant) arising from the operation of Tenant’s business at the Property, including without limitation, rental payments of self-storage customers at the Property, vending machine or concessionaire revenues, maintenance charges, if any, paid by the tenants of the Property in addition to basic rent and parking fees, if any. No revenue arising out of the Moving Tenant’s business shall be included as part of Gross Revenue. Gross Revenue shall be determined on a cash basis. Subject to the terms of Sections 2(o), the Management Fee shall be paid promptly, in arrears, within thirty (30) days of Parent's receipt of the invoice therefor, which invoice shall be sent from Manager to Parent following the end of each calendar quarter. Such invoice shall be itemized and shall include reasonable detail.

Except as provided in this Section 4, it is further understood and agreed that Manager shall not be entitled to additional compensation of any kind in connection with the performance by it of its duties under this Agreement.

(c)  Inspection of Books and Records. Parent and Tenant each shall have the right, upon prior reasonable notice to Manager, to inspect Manager's books and records with respect to the Property, to assure that proper fees and charges are assessed hereunder. Manager shall cooperate with any such inspection. Parent shall bear the cost of any such inspection; provided, however, that if it is ascertained that Manager has overcharged Tenant or Parent by more than 5% in any given quarter, the cost of such inspection shall be borne by Manager. Manager shall promptly reimburse Tenant or Parent, as the case may be, for any overpayment.

5. Use of Trademarks, Service Marks and Related Items.

Tenant acknowledges the significant value of the "U-Haul" name in the operations of Tenant's property and it is therefore understood and agreed that the name, trademark and service mark "U-Haul", and related marks, slogans, caricatures, designs and other trade or service items (the "Manager Trade Marks") shall be utilized for the non-exclusive benefit of Tenant in the rental and operation of the Property, and in comparable operations elsewhere. It is further understood and agreed that this name and all such marks, slogans, caricatures, designs and other trade or service items shall remain and be at all times the property of Manager and its affiliates, and that, except as expressly provided in this Agreement, Tenant shall have no right whatsoever therein. Tenant agrees that during the term of this agreement the sign faces at the property will have the name "U-Haul." The U-Haul sign faces will be paid for by Tenant. Unless Tenant has elected to continue to use the Manager Trade Marks as provided in Section 6 of this Agreement, upon termination of this agreement at any time for any reason, all such use by and for the benefit of Tenant of any such name, mark, slogan, caricature, design or other trade or service item in connection with the Property shall be terminated and any signs bearing any of the foregoing shall be removed from view and no longer used by Tenant. In addition, upon termination of this Agreement at any time for any reason, Tenant shall not enter into any new leases of Property using the Manager lease form or use other forms prepared by Manager. It is understood and agreed that Manager will use and shall be unrestricted in its use of such name, mark, slogan, caricature, design or other trade or service item in the management and operation of other storage facilities both during and after the expiration or termination of the term of this Agreement.

6. Default; Termination.

(a) Any material failure by Manager, Tenant or Parent (a "Defaulting Party") to perform their respective duties or obligations hereunder (other than a default by Tenant or Parent under Section 4 of this Agreement), which material failure is not cured within thirty (30) calendar days after receipt of written notice of such failure from the non-defaulting party, shall constitute an Event of Default hereunder; provided, however, the foregoing shall not constitute an Event of Default hereunder in the event the Defaulting Party commences cure of such material failure within such thirty (30) day period and diligently prosecutes the cure of such material failure thereafter but in no event shall such extended cure period exceed ninety (90) days from the date of receipt by the non-defaulting party of written notice of such material default; provided further, however, that in the event such material failure constitutes a default under the terms of the Lease and the cure period for such matter under the Lease is shorter than the cure period specified herein, the cure period specified herein shall automatically shorten such that it shall match the cure period for such matter as specified under the Lease. In addition, following notice to Manager of the existence of any such material failure by Manager, Tenant and Parent shall each have the right to cure any such material failure by Manager, and any sums so expended in curing shall be owed by Manager to such curing party and may be offset against any sums owed to Manager under this Agreement.
 (b)  Any material failure by Tenant or Parent to perform their respective duties or obligations under Section 4, which material failure is not cured within ten (10) calendar days after receipt of written notice of such failure from Manager, shall constitute an Event of Default hereunder.
(c)  Tenant shall have the right to terminate this Agreement, with or without cause, by giving not less than thirty (30) days’ written notice to Manager pursuant to Section 15 hereof. Manager shall have the right to terminate this Agreement, with or without cause, by giving not less than ninety (90) days' written notice to Tenant pursuant to Section 15 hereof.
(d)  Upon termination of this Agreement, (x) Manager shall promptly return to Tenant all monies, books, records and other materials held by Manager for or on behalf of Tenant and shall otherwise cooperate with Tenant to promote and ensure a smooth transition to the new manager and (y) Manager shall be entitled to receive its Management Fee and reimbursement of expenses through the effective date of such termination, including the reimbursement of any prepaid expenses for periods beyond the date of termination (such as Yellow Pages advertising).

7. Indemnification.

Manager hereby agrees to indemnify, defend and hold Tenant, all persons and companies affiliated with Tenant, and all officers, shareholders, directors, employees and agents of Tenant and of any affiliated companies or persons (collectively, the "Indemnified Persons") harmless from any and all costs, expenses, attorneys’ fees, suits, liabilities, judgments, damages, and claims in connection with the management of the Property and operations thereon (including the loss of use thereof following any damage, injury or destruction), arising from any cause or matter whatsoever, including, without limitation, any environmental condition or matter, except to the extent attributable to the willful misconduct or gross negligence on the part of the Indemnified Persons.

8. Assignment; Delegation by Manager of Rights and Duties Hereunder.

Manager shall not assign this Agreement to any party without the consent of Tenant; provided however, Manager shall have the right (the "Permitted Delegation"), upon notice to Tenant, to delegate its duties and right to payment hereunder to the various U-Haul International, Inc. subsidiary marketing companies in the states in which the Property is located. Irrespective of any assignment or such delegation, Manager shall not be released from its liabilities hereunder unless Tenant shall expressly agree thereto in writing.

9. Intentionally Omitted.

10. Standard for Property Manager's Responsibility.

Manager agrees that it will perform its obligations hereunder according to industry standards, in good faith, and in a commercially reasonable manner.

11.  Estoppel Certificate.

Each of Tenant and Manager agree to execute and deliver to one another, from time to time, within ten (10) business days of the requesting party's written request, a statement in writing certifying, to the extent true, that this Agreement is in full force and effect, and acknowledging that there are not, to such parties knowledge, any uncured defaults or specifying such defaults if they are claimed and any such other matters as may be reasonably requested by such requesting party.

12.   Term; Scope.

Subject to the provisions hereof, this Agreement shall have an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the two hundred fortieth (240th) calendar month next following the date hereof (the "Expiration Date"), provided, however, that in the event that the term of the Lease is extended beyond the Expiration Date, the Term of this Agreement shall automatically be extended until the date that the term of the Lease expires; and provided further, the Term shall expire with respect to any individual Property as to which the Lease has terminated in accordance with the terms of the Lease. Additionally, in the event additional property becomes subject to the Lease in accordance with the terms of the Lease (for instance, due to a right of substitution under the Lease or the expansion of the Lease to cover the property initially occupied by Moving Tenant), such additional property shall become subject to this Agreement, and the parties shall execute such addenda to this Agreement as are necessary to so reflect.

13.  Headings.

The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

14. Governing Law.

The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State of Arizona.

15. Notices.

Any notice required or permitted herein shall be in writing and shall be personally delivered or mailed first class postage prepaid or delivered by an overnight delivery service to the respective addresses of the parties set forth above on the first page of this Agreement, or to such other address as any party may give to the other in writing. Any notice required by this Agreement will be deemed to have been given when personally served or one day after delivery to an overnight delivery service or five days after deposit in the first class mail. Any notice to Tenant or Parent shall be to the attention of Finance Director, and a copy thereof shall simultaneously be delivered to Torys LLP, 237 Park Avenue, New York, New York 10017, Attn: Gary S. Litke, Esq. Any notice to Manager shall be to the attention of President and a copy thereof shall simultaneously be delivered to U-Haul Legal Dept, 2721 North Central Avenue, Phoenix, AZ 85004, Attn: Assoc. General Counsel.

16. Severability.

Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

17. Successors.

This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns, delegees and successors in interest.

18. Attorneys’ Fees.

If it shall become necessary for any party hereto to engage attorneys to institute legal action for the purpose of enforcing their respective rights hereunder or for the purpose of defending legal action brought by the other party hereto, the party or parties prevailing in such litigation shall be entitled to receive all costs, expenses and fees (including reasonable attorneys’ fees) incurred by it in such litigation (including appeals).

19. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.

"Tenant"

MERCURY PARTNERS, LP, a Nevada limited partnership

By: Mercury GP, Inc., its general partner

By:

Title:

MERCURY 99, LLC, a Nevada limited liability company

By:

Title:

U-HAUL SELF-STORAGE MANAGEMENT (WPC), INC., a Nevada corporation

By:

Title:

Exhibit A
List of Properties
Related Premises #
1.	U-HAUL CENTER GOVERNMENT ST. 2505 Government Boulevard, Mobile, AL
2.	U-HAUL STORAGE OXFORD 523 Hamric Drive West, Oxford, AL
3.	U-HAUL STORAGE FOUNTAIN HILLS 9264 Technology Drive, Fountain Hills, AZ
4.	U-HAUL CENTER 87TH & BELL NS W Bell Road, just W of 87th Avenue, Peoria, AZ
5.	U-HAUL STORAGE S. 40TH ST. 3425 South 40th Street, Phoenix, AZ
6.	U-HAUL CENTER CAVE CREEK 20618 North Cave Creek Road, Phoenix West, AZ
7.	U-HAUL CENTER ANTHEM RV 42102 N. Vision Way, Phoenix West, AZ
8.	U-HAUL CENTER ANTHEM WAY 42301 N. 41st Drive, Phoenix West, AZ
9.	U-HAUL CENTER I-17 & DEER VLY 21621 N. 26th Avenue, Phoenix West, AZ
10.	U-HAUL CENTER PRESCOTT 2222 Highway 69, Prescott, AZ
11.	BELL ROAD AT GRAND AVE MOVING CENTERNEC Bell Road & A.T.S.F. Railroad, Surprise, AZ
12.	U-HAUL CENTER BUCKLEY ROAD 750 South Buckley Road, Aurora South
13.	U-HAUL CTR CHAMBERS & I-70 15250 East 40th Avenue, Denver North, CO
14.	U-HAUL HIGHLANDS RANCH 1750 East County Line Road, Littleton, CO
15.	U-HAUL STORAGE COLONIAL BLVD 4457 Kernel Circle, Fort Myers, FL
16.	U-HAUL CENTER OF MANDARIN 11490 San Jose Blvd., Jacksonville, FL

Related Premises #
17.	U-HAUL STORAGE KEY LARGO 103530 Overseas Highway, Key Largo, FL
18.	U-HAUL CENTER OCOEE 11410 West Colonial Drive, Ocoee, FL
19.	U-HAUL CENTER ORANGE CITY 2395 South Volusia Avenue, Orange City, FL
20.	U-HAUL CENTER KIRKMAN RD 600 South Kirkman Road, Orlando, FL
21.	U-HAUL STORAGE HUNTER CREEK 14500 South Orange Blossom Trail, Orlando, FL
22.	U-HAUL CENTER HUNTERS CREEK 13301 S. Orange Blossom Trail, Orlando, FL
23.	U-HAUL STORAGE ORANGE BLOSSOM TRAIL 7803 N. Orange Blossom Trail, Orlando, FL
24.	U-HAUL CENTER LAKE MARY 3851 South Orlando Drive, Sanford, FL
25.	U-HAUL CENTER GANDY BLVD 3939 W. Gandy Boulevard, Tampa, FL
26.	U-HAUL CTR OF SEMORAN BLVD 2055 Semoran Boulevard, Winter Park, FL
27.	U-HAUL CENTER OF CONYER 1286 Pleasant Hill Road, Lawrenceville, GA
28.	U-HAUL CENTER KENNESAW 5285 S. Cobb Drive, Smyrna
29.	U-HAUL CENTER OF PLEASANT HILL 5285 S. Cobb Drive, Smyrna
30.	U-HAUL STORAGE HIGHWAY 85 7242 U.S. Highway 85, Riverdale, GA
31.	U-HAUL CENTER S COBB & I285 11855 South Cicero Avenue, Alsip, IL
32.	U-HAUL CENTER OF HIGHWAY 124 2040 Scenic Highway North, Snellville, GA

Related Premises #
33.	U-HAUL CENTER OF ALSIP 11855 South Cicero Avenue, Alsip, IL
34.	U-HAUL CENTER OF FOX VALLEY 195 S. Route 59, Aurora, IL
35.	U-HAUL CENTER OF CRYSTAL LAKE 4504 West Northwest Highway Crystal Lake, IL
36.	U-HAUL CENTER OF NAPERVILLE 11238 S. Route 59, Naperville, IL
37.	U-HAUL CENTER MERRILLVILLE 1650 West 81st Avenue, Merrillville, IN
38.	U-HAUL CENTER OF LENEXA 9250 Marshall Drive; Lenexa, KS
39.	U-HAUL STORAGE BARKSDALE 4100 Barksdale Boulevard, Bossier City, LA
40.	U-HAUL STORAGE MONGOMERY PARK 499 Montgomery Street, Chicopee, MA
41.	U-HAUL CENTER STOUGHTON 224 Washington Street, Stoughton, MA
42.	U-HAUL CENTER OF CENTRAL AVENUE 8671 Central Avenue, Capital Heights, MD
43.	U-HAUL CTR OF APPLE VALLEY 6895 151st Street W, Apple Valley, MN
44.	U-HAUL CENTER O FALLON 2000 Highway K, O'Fallon, MO
45.	U-HAUL CENTER ST PETERS 3990 North Service Road, St. Charles, MO
46.	U-HAUL STORAGE HATTIESBURG 1303 West 7th Street, Hattiesburg, MS
47.	U-HAUL CENTER GASTONIA 3919 E. Franklin Blvd., Gastonia, NC
48.	U-HAUL STORAGE HYLTON RD. 8505 Highway 130, Pennsauken, NJ

Related Premises #
49.	U-HAUL STORAGE RIO RANCHO 1401 Rio Rancho Blvd., Rio Rancho, NM
50.	U-HAUL HENDERSON 1098 Stephanie Place, Henderson, NV
51.	U-HAUL CENTER LAS VEGAS BLVD. 333 North Nellis Boulevard, Las Vegas, NV
52.	U-HAUL CENTER NELLIS BLVD 333 North Nellis Boulevard, Las Vegas, NV
53.	U-HAUL STORAGE RAINBOW 2450 North Rainbow Blvd., Las Vegas, NV
54.	U-HAUL CENTER WEST CRAIG RD 160 West Craig Road, North Las Vegas, NV
55.	U-HAUL CENTER BRUCKNER & 138TH ST. 780 East 138th Street, Bronx, NY
56.	U-HAUL STORAGE NORTHERN LIGHTS 3850 Cleveland Avenue, Columbus, OH
57.	U-HAUL STORAGE STILLWATER 5715 W. 6th Street, Stillwater, OK
58.	U-HAUL CTR OF COOL SPRINGS Moore Lane & Mallory, Brentwood, TN
59.	U-HAUL CENTER COLLINS STREET 2729 N. Collins Street, Arlington, TX
60.	U-HAUL CENTER SLAUGHTER LANE 9001 South IH-35 Northbound, Austin, TX
61.	U-HAUL STG KINGSLEY/JUPITER 11383 Amanda Lane, Dallas, TX
62.	U-HAUL STORAGE DE SOTO 1245 South Beckley, De Soto, TX
63.	U-HAUL CENTER & STORAGE OF MONTANA SS Montana Avenue, just West of Hawkins Blvd., El Paso, TX
64.	U-HAUL CENTER JOHN WHITE 1101 East Loop 820, Fort Worth, TX

Related Premises #
65.	U-HAUL CENTER GRAPEVINE 3517 William D. Tate Avenue, Grapevine, TX
66.	U-HAUL CENTER 290 14225 Northwest Freeway, Houston, TX
67.	U-HAUL CENTER HIGHWAY 6 SOUTH 8500 Highway 6 South, Fort Bend, TX
68.	U-HAUL CENTER KATY 20435 Katy Freeway, Houston, TX
69.	U-HAUL CTR CEN-TEX 3501 E. Central Texas Expressway, Killeen, TX
70.	U-HAUL CTR OF LEAGUE CITY 351 Gulf Freeway South, League City, TX
71.	VALLEY RIDGE U-HAUL CENTER NWC I-35E & College Parkway, Lewisville, TX
72.	U-HAUL CENTER WEST MCKINNEY 10061 W. University Drive, McKinney, TX
73.	U-HAUL CENTER TOLLWAY 1501 N. Dallas Tollway, Plano, TX
74.	U-HAUL CENTER CHANTILLY 3995 Westfax Drive, Chantilly, VA
75.	U-HAUL CENTER OF SOUTHPARK 804 West Roslyn Road, Colonial Heights, V
76.	U-HAUL DUMFRIES 10480 Dumfries Road, Manassas, VA
77.	U-HAUL CENTER NEWINGTON 8207 Terminal Road, Newington, VA
78.	U-HAUL CENTER POTOMIC MILLS 3995 Westfax Drive, Woodbridge, VA

Exhibit B

Management Fee Incentives

The following Incentive Fee shall be calculated and, if and to the extent earned, paid, annually after the end of each fiscal year of Tenant:

In the event that net operating income of the Property equals or exceeds 110% (but less than 120%) of Base Rent under the Lease for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 1% of the Property’s Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 120% (but less than 130%) of Base Rent under the Lease for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 2% of the Property’s Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 130% (but less than 140%) of Base Rent under the Lease for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 3% of the Property’s Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 140% (but less than 150%) of Base Rent under the Lease for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 4% of the Property’s Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 150% of Base Rent under the Lease for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 6% of the Property’s Gross Revenue for such fiscal year.

EXHIBIT 10.4

PROPERTY MANAGEMENT AGREEMENT
THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is entered into as of June __, 2004 among Three SAC Self-Storage Corporation, a Nevada corporation ("Owner"), and U-Haul Co. (Canada), Ltd. ("Manager").
RECITALS
A.   Owner owns the real property and self-storage related improvements thereon located at the street addresses identified on Exhibit A hereto (hereinafter, collectively the "Property").

B.   Owner intends that the Property be rented on a space-by-space retail basis to corporations, partnerships, individuals and/or other entities for use as self-storage facilities.

C.   Owner desires that U-Haul manage the Property and U-Haul desires to act as the property manager for the Property, all in accordance with the terms and conditions of this Agreement and as more specifically designated on Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows.

1. Employment.
(a) Owner hereby retains Manager, and Manager agrees to act as manager of the Property upon the terms and conditions hereinafter set forth.
(b) Owner acknowledges that Manager, and/or Manager affiliates, is in the business of managing self-storage facilities and businesses conducted thereat, including, but not limited to, the sale of packing supplies and rental of trucks and equipment, both for its own account and for the account of others. It is hereby expressly agreed that notwithstanding this Agreement, Manager and such affiliates may continue to engage in such activities, may manage facilities other than those presently managed by Manager and its affiliates (whether or not such other facilities may be in direct or indirect competition with Owner) and may in the future engage in other business which may compete directly or indirectly with activities of Owner.
(c) In the performance of its duties under this Agreement, Manager shall occupy the position of an independent contractor with respect to Owner. Nothing contained herein shall be construed as making the parties hereto (or any of them) partners or joint venturors, nor construed as making Manager an employee of Owner.
2. Duties and Authority of Manager.
Subject to the terms and conditions of this Agreement:
(a) General Duties and Authority. Manager shall have the sole and exclusive duty and authority to fully manage the Property and supervise and direct the business and affairs associated or related to the daily operation thereof, to collect on behalf of Owner all revenues related to the Property, to pay on behalf of Owner all expenses of the Property (including payment of all debt service to Lender, as hereinafter defined) and to execute on behalf of Owner such documents and instruments as, in the sole judgment of Manager, are reasonably necessary or advisable under the circumstances in order to fulfill Manager's duties hereunder. Such duties and authority shall include, without limitation, those set forth below.

(b) Renting of the Property. Manager shall establish policies and procedures for the marketing activities for the Property, and shall advertise the Property through such media as Manager deems advisable, including, without limitation, advertising with the Yellow Pages. Manager's marketing activities for the Property shall be consistent with the scope and quality implemented by Manager and its affiliates at any other properties managed by Manager or its affiliates. Manager shall have the sole discretion, which discretion shall be exercised in good faith, to establish the terms and conditions of occupancy by the Owners of the Property, and Manager is hereby authorized to enter into rental agreements on behalf and for the account of Owner with such Owners and to collect rent from such Owners on behalf and for the account of Owner. Manager may jointly advertise the Property with other properties owned or managed by Manager or its Affiliates, and in that event, Manager shall reasonably allocate the cost of such advertising among such properties.
(c ) Repair, Maintenance and Improvements. Manager shall make, execute, supervise and have control over the making and executing of all decisions concerning the acquisition of furniture, fixtures and supplies for the Property, and may purchase, lease or otherwise acquire the same on behalf of Owner. Manager shall make and execute, or supervise and have control over the making and executing of all decisions concerning the maintenance, repair, and landscaping of the Property, provided, however, that such maintenance, repair and landscaping shall be consistent with the maintenance, repair and landscaping implemented by Manager and its affiliates at any other properties managed by Manager or its affiliates. Manager shall, on behalf of Owner, negotiate and contract for and supervise the installation of all capital improvements related to the Property; provided, however, that Manager agrees to secure the prior written approval of Owner on all such expenditures in excess of any threshold amounts set forth in any loan documents relating to the Property (collectively, "Loan Documents") for any one item, except monthly or recurring operating charges and/or emergency repairs if in the opinion of Manager such emergency-related expenditures are necessary to protect the Property from damage or to maintain services to the Owners or self-storage licensees as called for in their respective leases or self-storage agreements.
(d) Personnel. Manager shall select all vendors, suppliers, contractors, subcontractors and employees with respect to the Property and shall hire, discharge and supervise all labor and employees required for the operation and maintenance of the Property. Any employees so hired shall be employees of Manager, and shall be carried on the payroll of Manager. Employees may include, but need not be limited to, on-site resident managers, on-site assistant managers, and relief managers located, rendering services, or performing activities on the Property in connection with its operation and management. The cost of employing such persons shall not exceed prevailing rates for comparable persons performing the same or similar services with respect to real estate similar to the Property in the general vicinity of each respective Property. Manager shall be responsible for all legal and insurance requirements relating to its employees.
(e) Service Agreements. Manager shall negotiate and execute on behalf of Owner such agreements which Manager deems necessary or advisable for the furnishing of utilities, services, concessions and supplies, for the maintenance, repair and operation of the Property and such other agreements which may benefit the Property or be incidental to the matters for which Manager is responsible hereunder.
(f) Other Decisions. Manager shall make the decisions in connection with the day-to-day operations of the Property.
(g) Regulations and Permits. Manager shall comply in all respects with any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body, having jurisdiction over the Property (collectively, "Laws"), respecting the use of the Property or the maintenance or operation thereof, the non-compliance with which could reasonably be expected to have a material adverse effect on Owner or any Property. Manager shall apply for and obtain and maintain, on behalf of Owner, all licenses and permits required or advisable (in the reasonable judgment of Manager) in connection with the management and operation of the Property. Notwithstanding the foregoing, Manager shall be permitted to contest any Applicable Laws to the extent and pursuant to the same conditions that Owner is permitted to contest any Laws under the Loan Documents.

(h) Records and Reports of Disbursements and Collections. Manager shall establish, supervise, direct and maintain the operation of a system of record keeping and bookkeeping with respect to all receipts and disbursements in connection with the management and operation of the Property. The books, records and accounts shall be maintained at the Manager's office or at Owner's office, or at such other location as Manager and Owner shall determine, and shall be available and open to examination and audit quarterly by Owner, its representatives, and, subject to the terms of the Loan Documents, any mortgagee of the Property, and such mortgagee's representative. On or before sixty (60) days after the close of each quarter, Manager shall cause to be prepared and delivered to Owner a monthly statement on a per-Property basis, of receipts, expenses and charges, together with a statement, on a per-Property basis, of the disbursements made by Manager during such period on Owner's behalf.
(i) Collection. Manager shall be responsible for the billing and collection of all accounts receivable and for payment of all accounts payable with respect to the Property and shall be responsible for establishing policies and procedures to minimize the amount of bad debts.
(j) Legal Actions. Manager shall cause to be instituted, on behalf and in its name or in the name of Owner as appropriate, any and all legal actions or proceedings Manager deems necessary or advisable to collect charges, rent or other income due to Owner with respect to the Property and to oust or dispossess Owners or other persons unlawfully in possession under any lease, license, concession agreement or otherwise, and to collect damages for breach thereof or default thereunder by such Owner, licensee, concessionaire or occupant.
(k) Insurance. Manager shall obtain and maintain (or cause to be obtained and maintained) in full force and effect the insurance with respect to the Property and the operation of Owner's and Manager's business operations thereat, and Manager's employees, as required by the Loan Documents.
(l) Taxes. During the term of this Agreement, Manager shall pay on behalf of Owner, prior to delinquency, all real estate taxes, personal property taxes, and all other taxes assessed to, or levied upon, the Property. If required by the holder of any note secured by the Property, Manager will set aside, from Owner's funds, a reserve from each month's rent and other income collected, in an amount required by said holder for purposes of payment of real property taxes.
(m) Limitations on Manager Authority. Notwithstanding anything to the contrary set forth in this Section 2, Manager shall not, without obtaining the prior written consent of Owner, (i) rent storage space in the Property by written lease or agreement for a stated term in excess of one year unless such lease or agreement is terminable by the giving of not more than thirty (30) days written notice, (ii) alter the building or other structures of the Property in violation of the Loan Documents; (iii) make any other agreements which exceed a term of one year and are not terminable on thirty day's notice at the will of Owner, without penalty, payment or surcharge; (iv) act in violation of any Law, or (v) violate any term or condition of the Loan Documents.
(n) Shared Expenses. Owner acknowledges that certain economies may be achieved with respect to certain expenses to be incurred by Manager on behalf of Owner hereunder if materials, supplies, insurance or services are purchased by Manager in quantity for use not only in connection with Owner's business at the Property but in connection with other properties owned or managed by Manager or its affiliates. Manager shall have the right to purchase such materials, supplies, insurance and/or services in its own name and charge Owner a pro rata allocable share of the cost of the foregoing; provided, however, that the pro rata cost of such purchase to Owner shall not result in expenses that are either inconsistent with the expenses of other "U-Haul branded" locations in the general vicinity of the applicable Property or greater than would otherwise be incurred at competitive prices and terms available in the area where the Property is located; and provided further, Manager shall give Owner access to records (at no cost to Owner) so Owner may review any such expenses incurred.

(o) Deposit of Gross Revenues. All Gross Revenues (as hereinafter defined) shall be deposited into a bank account maintained by U-Haul (or its parent company) as for the benefit of the Owner. To the extent that the Gross Revenues are deposited into a collective account maintained by U-Haul (or its parent company) for the benefit of multiple property owners, U-Haul (or its parent company) shall reconcile such account daily and maintain such records as shall clearly identify each day the respective interest of each owner in such collective account. Gross Revenues of the Owner shall be applied first to the repayment of Owner’s senior debt with respect to the Property, and then to U-Haul in reimbursement of expenses and for management fees as provided under Section 4 below.
(p) Obligations under Loan Documents and other Material Contracts. Manager shall take such actions as are necessary or appropriate under the circumstances to ensure that Owner is in compliance with the terms of the Loan Documents and any other material agreement relating to the Property to which Owner is a party. Nothing herein contained shall be deemed to obligate Manager to fund from its own resources any payments owed by Owner under the Loan Documents or otherwise be deemed to make Manager a direct obligor under the Loan Documents, except as may otherwise be expressly provided therein.
(q) Obligations notwithstanding other Tenancy at the Property. Manager shall perform all of its obligations under this Agreement in a professional manner consistent with the standards it employs at all of its managed locations.
3. Duties of Owner.
Owner shall cooperate with Manager in the performance of Manager's duties under this Agreement and to that end, upon the request of Manager, to provide, at such rental charges, if any, as are deemed appropriate, reasonable office space for Manager employees on the premises of the Property (to the extent available) and to give Manager access to all files, books and records of Owner relevant to the Property. Owner shall not unreasonably withhold or delay any consent or authorization to Manager required or appropriate under this Agreement.
4. Compensation of Manager.
(a) Reimbursement of Expenses. Manager shall be entitled to reimbursement, on a quarterly basis, for all out-of-pocket reasonable and customary expenses actually incurred by Manager in the discharge of its duties hereunder. Such reimbursement shall be the obligation of Owner, whether or not Gross Revenues are sufficient to pay such amounts. If and to the extent Gross Revenue for any fiscal quarter shall be in excess of the amounts necessary to pay current expenses (after payment of all obligations under the Loan Documents), at Owner's option the Manager shall hold all or a portion of such excess in an interest-bearing escrow account to be applied at Owner's direction to cover future expenses. Any interest earned thereon shall be added to and treated as part of such account.
(b) Management Fee. Owner shall pay to Manager as the full amount due for the services herein provided a quarterly fee (the "Management Fee") which shall be four percent (4%) of the Property's trailing twelve month Gross Revenue divided by four (4) ("Base Fee"), plus an annual incentive fee (the "Incentive Fee") based upon the performance of the Property as set forth on Exhibit B hereto. For purposes of this Agreement, the term "Gross Revenue" shall mean all receipts (excluding security deposits unless and until Owner recognizes the same as income) of Manager or Owner (whether or not received by Manager on behalf or for the account of Owner) arising from the operation of Owner's business at the Property, including without limitation, rental payments of self-storage customers at the Property, vending machine or concessionaire revenues, maintenance charges, if any, paid by the Owners of the Property in addition to basic rent and parking fees, if any. Gross Revenue shall be determined on a cash basis. Subject to the terms of Sections 2(o), the Management Fee shall be paid promptly, in arrears, within thirty (30) days of Owner's receipt of the invoice therefor, which invoice shall be sent from Manager to Owner following the end of each calendar quarter. Such invoice shall be itemized and shall include reasonable detail.

Except as provided in this Section 4, it is further understood and agreed that Manager shall not be entitled to additional compensation of any kind in connection with the performance by it of its duties under this Agreement.
(c) Inspection of Books and Records. Owner shall have the right, upon prior reasonable notice to Manager, to inspect Manager's books and records with respect to the Property, to assure that proper fees and charges are assessed hereunder. Manager shall cooperate with any such inspection. Owner shall bear the cost of any such inspection; provided, however, that if it is ascertained that Manager has overcharged Owner by more than 5% in any given quarter, the cost of such inspection shall be borne by Manager. Manager shall promptly reimburse Owner for any overpayment.
5. Use of Trademarks, Service Marks and Related Items.
Owner acknowledges the significant value of the "U-Haul" name in the operations of Owner's property and it is therefore understood and agreed that the name, trademark and service mark "U-Haul", and related marks, slogans, caricatures, designs and other trade or service items (the "Manager Trade Marks") shall be utilized for the non-exclusive benefit of Owner in the rental and operation of the Property, and in comparable operations elsewhere. It is further understood and agreed that this name and all such marks, slogans, caricatures, designs and other trade or service items shall remain and be at all times the property of Manager and its affiliates, and that, except as expressly provided in this Agreement, Owner shall have no right whatsoever therein. Owner agrees that during the term of this agreement the sign faces at the property will have the name "U-Haul." The U-Haul sign faces will be paid for by Owner. Unless Owner has elected to continue to use the Manager Trade Marks as provided in Section 6 of this Agreement, upon termination of this agreement at any time for any reason, all such use by and for the benefit of Owner of any such name, mark, slogan, caricature, design or other trade or service item in connection with the Property shall be terminated and any signs bearing any of the foregoing shall be removed from view and no longer used by Owner. In addition, upon termination of this Agreement at any time for any reason, Owner shall not enter into any new leases of Property using the Manager lease form or use other forms prepared by Manager. It is understood and agreed that Manager will use and shall be unrestricted in its use of such name, mark, slogan, caricature, design or other trade or service item in the management and operation of other storage facilities both during and after the expiration or termination of the term of this Agreement.
6. Default; Termination.
(a) Any material failure by Manager or Owner (a "Defaulting Party") to perform their respective duties or obligations hereunder (other than a default by Owner under Section 4 of this Agreement), which material failure is not cured within thirty (30) calendar days after receipt of written notice of such failure from the non-defaulting party, shall constitute an event of default hereunder; provided, however, the foregoing shall not constitute an event of default hereunder in the event the Defaulting Party commences cure of such material failure within such thirty (30) day period and diligently prosecutes the cure of such material failure thereafter but in no event shall such extended cure period exceed ninety (90) days from the date of receipt by the non-defaulting party of written notice of such material default; provided further, however, that in the event such material failure constitutes a default under the terms of the Loan Documents and the cure period for such matter under the Loan Documents is shorter than the cure period specified herein, the cure period specified herein shall automatically shorten such that it shall match the cure period for such matter as specified under the Loan Documents. In addition, following notice to Manager of the existence of any such material failure by Manager, Owner shall each have the right to cure any such material failure by Manager, and any sums so expended in curing shall be owed by Manager to such curing party and may be offset against any sums owed to Manager under this Agreement.
(b) Any material failure by Owner to perform its duties or obligations under Section 4, which material failure is not cured within ten (10) calendar days after receipt of written notice of such failure from Manager, shall constitute an event of default hereunder.

(c) Owner shall have the right to terminate this Agreement, with or without cause, by giving not less than thirty (30) days' written notice to Manager pursuant to Section 14 hereof. Manager shall have the right to terminate this Agreement, with or without cause, by giving not less than ninety (90) days' written notice to Owner pursuant to Section 14 hereof.
(d) Upon termination of this Agreement, (x) Manager shall promptly return to Owner all monies, books, records and other materials held by Manager for or on behalf of Owner and shall otherwise cooperate with Owner to promote and ensure a smooth transition to the new manager and (y) Manager shall be entitled to receive its Management Fee and reimbursement of expenses through the effective date of such termination, including the reimbursement of any prepaid expenses for periods beyond the date of termination (such as Yellow Pages advertising).
7. Indemnification.
Manager hereby agrees to indemnify, defend and hold Owner, all persons and companies affiliated with Owner, and all officers, shareholders, directors, employees and agents of Owner and of any affiliated companies or persons (collectively, the "Indemnified Persons") harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, damages, and claims in connection with the management of the Property and operations thereon (including the loss of use thereof following any damage, injury or destruction), arising from any cause or matter whatsoever, including, without limitation, any environmental condition or matter, except to the extent attributable to the willful misconduct or gross negligence on the part of the Indemnified Persons.
8. Assignment.
Manager shall not assign this Agreement to any party without the consent of Owner.
9. Standard for Property Manager's Responsibility.
Manager agrees that it will perform its obligations hereunder according to industry standards, in good faith, and in a commercially reasonable manner.
10. Estoppel Certificate.
Each of Owner and Manager agree to execute and deliver to one another, from time to time, within ten (10) business days of the requesting party's written request, a statement in writing certifying, to the extent true, that this Agreement is in full force and effect, and acknowledging that there are not, to such parties knowledge, any uncured defaults or specifying such defaults if they are claimed and any such other matters as may be reasonably requested by such requesting party.
11. Term; Scope.
Subject to the provisions hereof, this Agreement shall have an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the one hundred and twentieth (120th) calendar month next following the date hereof (the "Expiration Date"), provided however, the Term shall expire with respect to any individual Property as to which the Loan Documents have terminated in accordance with the terms of the Loan Documents (for instance due to a significant casualty or condemnation).
12. Headings.
The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

13. Governing Law.
The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State of Arizona.
14. Notices.
Any notice required or permitted herein shall be in writing and shall be personally delivered or mailed first class postage prepaid or delivered by an overnight delivery service to the respective addresses of the parties set forth above on the first page of this Agreement, or to such other address as any party may give to the other in writing. Any notice required by this Agreement will be deemed to have been given when personally served or one day after delivery to an overnight delivery service or five days after deposit in the first class mail. Any notice to Owner shall be to the attention of President, 715 South Country Club Drive, Mesa, AZ 85210. Any notice to Manager shall be to the attention of c/o U-Haul International, Inc. Legal Dept, 2721 North Central Avenue, Phoenix, AZ 85004, Attn: General Counsel.
15. Severability.
Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.
16. Successors.
This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns and successors in interest.
17. Attorneys' Fees.
If it shall become necessary for any party hereto to engage attorneys to institute legal action for the purpose of enforcing their respective rights hereunder or for the purpose of defending legal action brought by the other party hereto, the party or parties prevailing in such litigation shall be entitled to receive all costs, expenses and fees (including reasonable attorneys' fees) incurred by it in such litigation (including appeals).
18. Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned execute this Agreement as of the date set forth above.

Owner:
Three SAC Self-Storage Corporation

By: __________________________________
   Mark V. Shoen, President
Manager:

U-Haul Co. (Canada), Ltd.
                By: _________________________________
                                 Secretary

Exhibit A

886001	AURORA	ON
886011	BURLINGTON	ON
886002	HAMILTON	ON
886004	KITCHENER	ON
886010	LONDON	ON
886005	NEWMARKET	ON
886007	OAKVILLE	ON
886009	SAINT CATHARINES	ON
886003	WATERLOO	ON
886006	WINDSOR	ON

Exhibit B
Management Fee Incentives
The following Incentive Fee shall be calculated and, if and to the extent earned, paid, annually after the end of each fiscal year of Owner:
In the event that net operating income of the Property equals or exceeds 110% (but less than 120%) of principal and interest under the Loan Documents ("P&I") for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 1% of the Property's Gross Revenue for such fiscal year.
In the event that net operating income of the Property equals or exceeds 120% (but less than 130%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 2% of the Property's Gross Revenue for such fiscal year.
In the event that net operating income of the Property equals or exceeds 130% (but less than 140%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 3% of the Property's Gross Revenue for such fiscal year.
In the event that net operating income of the Property equals or exceeds 140% (but less than 150%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 4% of the Property's Gross Revenue for such fiscal year.
In the event that net operating income of the Property equals or exceeds 150% of P&I for the prior fiscal year being calculated, the Incentive Fee for such quarter shall be 6% of the Property's Gross Revenue for such fiscal year.